Exhibit 5.1

June 26, 2007

Unity Wireless Corporation
7438 Fraser Park Drive
Burnaby, BC
V5J 5B9

Dear Sirs:

Re:	Unity Wireless Corporation - Registration Statement on Form S-8

We have acted as securities counsel to Unity Wireless Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 5,000,000 shares in the common stock of the Company with a par value of $0.001 (the “Shares”) under an Agreement Regarding Consulting Services (the “Agreement”).

We have reviewed copies of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the records of proceedings of the Company’s board of directors, including resolutions and minutes of meetings of the board of directors, as provided to us by the Company, (iv) an Officer’s Certificate, and (v) a copy of the Agreement, all as relating to the above mentioned securities.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity and authority of all persons who have signed the documents, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence.  We have assumed that the Company will have a sufficient number of authorized shares of common stock available in order to validly issue the Shares and that issuances of Shares will be in consideration for completed services.  We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

We have counsel admitted to practice in the State of New York and in the Province of British Columbia.  We are familiar with the corporate laws of the State of Delaware applicable to this opinion as presently in effect (“Delaware Law”), and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation.  Our opinion is limited, to the extent set forth above, to Delaware Law.  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Based on and subject to the foregoing, we are of the opinion that, upon the sale and issuance of the Shares (and the consideration therefor received) in accordance with the Agreement, such Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

MORTON & COMPANY

/s/ Morton & Company

Suite 1200 – 750 West Pender Street, Vancouver, B.C.  V6C 2T8 h Website:  www.mortonandco.com
Telephone:  604.681.1194 h Facsimile:  604.681.9652    * A Partnership of Law Corporations